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                          AMENDMENT TO RIGHTS AGREEMENT

      This Amendment is made as of November 21, 1999 to the Rights Agreement, dated as of February 4, 1991, between E'town Corporation (the "Company") and The Bank of New York (the "Rights Agent").

      Pursuant to Section 7.07 of the Merger Agreement (as hereinafter defined) and Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

      1. In Section 1, the definition of "Acquiring Person" is amended to read in its entirety as follows:

      (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 10% or more of the Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan, (v) Thames Water Plc ("Thames"), Edward Acquisition Corp. ("Edward"), or any Affiliate or Associate of Thames or Edward, or (vi) any Grandfathered Stockholder (as hereinafter defined); provided, that if any Grandfathered Stockholder makes an acquisition of Shares after the date hereof (either alone or pursuant to any plan, agreement, arrangement or understanding with (A) any Affiliates or Associates of such Grandfathered Stockholder, or (B) any other Grandfathered Stockholder) that would increase


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such Grandfathered Stockholder's beneficial ownership of Shares (together with the beneficial ownership of Shares of all other Grandfathered Stockholders) to 25% or more of the outstanding Shares, then such Grandfathered Stockholder, and all other Grandfathered Stockholders acting pursuant to an agreement, plan, arrangement or understanding with such Grandfathered Stockholder with respect to such acquisition of Shares, shall become Acquiring Persons.

      No Person shall become an "Acquiring Person" either (x) as a result of an acquisition of Shares by the Company which, by reducing the number or shares outstanding, increases the proportionate number of Shares beneficially owned by such Person to 10% or more (or, in the case of all Grandfathered Stockholders, 25% or more) of the Shares then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 10% or more (or, in the case of all Grandfathered Stockholders, 25% or more) of the Shares then outstanding by reason of Share purchases by the Company and shall, after such Share purchases by the Company, become the Beneficial Owner of any additional Shares, then such Person shall be deemed to be an "Acquiring Person," or (y) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding anything to the contrary in this agreement, none of Thames, Edward, any Affiliate or Associate of Thames or Edward or any of their assignees or transferees shall become or be deemed to be an "Acquiring Person" by virtue of
(1) the execution and delivery of, or performance under, the Merger Agreement (as hereinafter defined) or the

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public announcement of such execution, delivery or performance, or (2) the consummation of the Merger (as hereinafter defined) or the other transactions contemplated in the Merger Agreement.

      2. In Section 1, the definition of "Shares Acquisition Date" is amended to read in its entirety as follows:

      (l) "Shares Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become an Acquiring Person. Notwithstanding anything to the contrary in this Agreement, a Shares Acquisition Date shall not occur as a result of (1) the execution and delivery of, or performance under, the Merger Agreement or the public announcement of such execution, delivery, or performance, or (2) the consummation of the Merger or the other transactions contemplated in the Merger Agreement.

      3. Section 1 is further amended by adding the following two sub-paragraphs immediately following sub-paragraph (m):

      (n) "Merger" shall mean the merger of Edward with and into the Company pursuant to the terms and conditions of the Merger Agreement (as hereinafter defined).

      (o) "Merger Agreement" shall mean that certain Agreement and Plan of Merger among the Company, Thames and Edward dated as of November 21, 1999, as the same may be amended or supplemented from time to time.

      4. Section 3(a) is amended to read in its entirety as follows:

      (a) Until the earlier of (i) the Close of Business on the tenth day after the Shares Acquisition Date or (ii) the Close of Business on the tenth day (or such later date as may

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be determined by action of the Company's Board of Directors) after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or Thames or Edward, or any Affiliate or Associate of Thames or Edward) the consummation of which would result in any Person becoming an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights, the Close of Business on the earlier of such dates being herein referred to as the "Distribution Date"), (A) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (B) the right to receive Right Certificates will be transferable only in connection with the transfer of such Shares. Notwithstanding anything to the contrary in this Section 3(a), a Distribution Date shall not occur as a result of (1) the execution and delivery of, or performance under, the Merger Agreement or the public announcement of such execution, delivery, or performance, or (2) the consummation of the Merger or the other transactions contemplated in the Merger Agreement. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send, at the Company's expense) by first-class, postage-prepaid mail, to each record holder of Shares of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a "Right

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Certificate"), evidencing one Right for each Share so held. As of the
Distribution Date, the Rights will be evidenced solely by such Right
Certificates.

      5. Section 7(a) is amended to read in its entirety as follows:

      (a) Subject to Sections 7(c) and 9(b) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal corporate trust office of the Rights Agent designated for such purpose, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price for the total number of one-hundredths of a Share as to which the Rights are exercised, prior to the earliest of (i) the Close of Business on February 4, 2001 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"),
(iii) the time at which such Rights are exchanged as provided in Section 24 hereof and (iv) the effective time of the Merger.

      6. Section 11 (a)(ii) is amended to read in its entirety as follows:

        (ii) Subject to Section 24 hereof, in the event:

            (A) any Acquiring Person or any Associate or Affiliate of any Acquiring Person, at any time after the date of this Agreement, directly or indirectly, (1) shall merge into the Company or otherwise combine with the Company or any of its Subsidiaries, and the Company or such Subsidiary shall be the continuing or surviving corporation of such merger or consolidation, and the Shares shall remain outstanding and unchanged, or
      (2) shall, in one or more transactions, transfer any

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      assets to the Company in exchange (in whole or in part) for Shares or for securities exercisable for or convertible into Shares or otherwise obtain from the Company, with or without consideration, any additional Shares or other securities exercisable for or convertible into Shares (other than as a part of a pro rata distribution to all holders of such securities), or
      (3) shall sell, purchase, lease, exchange, acquire, mortgage, pledge, transfer or otherwise dispose of (in one transaction or a series of transactions), to, from or with the Company or any of the Company's Subsidiaries, other than incidental to the lines of business currently engaged in as of the date hereof between the Company and its Subsidiaries taken as a whole and such Acquiring Person or Associate or Affiliate, assets, or an interest therein, having an aggregate fair market value of more than $1 million, or (4) shall sell, purchase, lease, exchange, mortgage, acquire, pledge, transfer or otherwise dispose of (in one transaction or a series of transactions), to, from or with the Company or any of the Company's Subsidiaries, assets or an interest therein on terms and conditions less favorable to the Company than the Company would be able to obtain through arm's-length negotiation with an unaffiliated third party, or (5) shall receive any compensation from the Company or any of the Company's Subsidiaries other than compensation for full-time employment as a regular employee at rates in accordance with the Company's (or its Subsidiaries') past practices, or (6) shall receive the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantage provided by the Company or any of its Subsidiaries; or

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            (B) during such time as there is an Acquiring Person, there shall be any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction or series of transactions (whether or not with or into or otherwise involving an Acquiring Person) which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any of its Subsidiaries which is directly or indirectly owned by any Acquiring Person or any Associate or Affiliate of any Acquiring Person; or

            (C) any Person, alone or together with its Affiliates and Associates, shall at any time after the date of this Agreement become an Acquiring Person (subject to the exceptions and qualifications in the definition of such term set forth in Section 1(a) hereof);

then, and in each such case (each, a "Section 11(a)(ii) Event"), proper provision shall be made so that each holder of a Right, except as provided in
Section 7(e) hereof, shall thereafter have a right to receive (subject to Section 11(a)(iii) hereof), upon exercise thereof at a price equal to one hundred (100) times the product of the then current Purchase Price multiplied by the number of one-hundredths of a Share for which a Right is then exercisable, in accordance with the terms of this Agreement, and in lieu of Shares otherwise issuable upon exercise of the Right, such number of Shares as shall equal the result obtained by (x) multiplying by one hundred (100) the product of the then current Purchase Price by the number of one-hundredths of a Share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and dividing that resulting product by (y) 50% of the then current per share market price of the

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Shares (determined pursuant to Section 11(d)) on the date of such first occurrence; provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this sub-paragraph (ii). Notwithstanding anything to the contrary in this Agreement, a Section 11(a)(ii) Event shall not occur as a result of (1) the execution and delivery of, or performance under, the Merger Agreement, or the public announcement of such execution, delivery or performance, or (2) the consummation of the Merger or the other transactions contemplated in the Merger Agreement.

      7. Section 25 is amended to read in its entirety as follows:

      Notice of Certain Events. In case the Company shall propose (a) to pay any dividend payable in stock of any class to the holders of the Shares or to make any other distribution to the holders of the Shares (other than a regular quarterly cash dividend) or (b) to offer to the holders of the Shares rights or warrants to subscribe for or to purchase any additional Shares or shares of stock of any class or any other securities, rights or options, or (c) to effect any reclassification of the Shares (other than a reclassification involving only the subdivision of outstanding Shares), or (d) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person or (e) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right Certificate and to the Rights Agent, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation,

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merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least 20 days prior to the record date for determining holders of the Shares for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Shares, whichever shall be the earlier. Notwithstanding anything to the contrary in this Agreement, no notice contemplated by this Section 25 shall be required to be given to any holder of a Right Certificate, the Rights Agent or to any other Person by virtue of (1) the execution and delivery of, or performance under, the Merger Agreement or the public announcement of such execution, delivery or performance, or (2) the consummation of the Merger or the transactions contemplated in the Merger Agreement.

      8. The first sentence of the second paragraph of Exhibit B is amended to read in its entirety as follows:

      Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary, Thames Water Plc, Edward Acquisition Corp. or any Affiliate or Associate of Thames Water Plc or Edward Acquisition Corp.) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% (or, in the case of Robert W. Kean, Jr., John Kean and certain other Grandfathered Stockholders (as defined), 25%) or more of the outstanding Shares (the date of such public announcement being called the "Shares Acquisition Date") or (ii) 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer by

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a person or group (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) if, upon consummation of the offer, such person or group, together with persons affiliated or associated with it, would become an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Share certificates outstanding as of the Record Date, by such Share certificate, with a copy of this Summary of Rights attached thereto.

      9. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

      10. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      In all other respects, the Rights Agreement as originally entered into shall continue in full force and effect.

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      IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written.

                            E'TOWN CORPORATION

                            By: /s/   ANDREW M. CHAPMAN
                               --------------------------------------------
                               Name:  Andrew M. Chapman
                               Title: President



                            THE BANK OF NEW YORK
                            as Rights Agent

                            By: /s/   DIANA M. AJJAN
                               --------------------------------------------
                               Name:  Diana M. Ajjan
                               Title: Vice President


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